UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 1, 2010
WATSON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-13305 (Commission File Number)	95-3872914 (IRS Employer Identification No.)

311 Bonnie Circle Corona, California (Address of Principal Executive Offices)	92880 (Zip Code)
Registrant’s telephone number, including area code: (951) 493-5300
(Former name or former address, if changed since last report): Not applicable.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On October 1, 2010, Watson Pharmaceuticals, Inc., a Nevada corporation (“Watson”), TPG Biotechnology Partners II, L.P. (“TPG”), Montreux Equity Partners IV, L.P. (“Montreux”) (Watson, TPG and Montreux, collectively, the “Investors”) and Moksha8, Inc., a Delaware corporation (“Moksha8”), entered into a Series 3 and 3a Preferred Stock Purchase Agreement (the “Agreement”), pursuant to which the Investors purchased preferred stock of Moksha8.
     Watson invested $30 million of the total of approximately $61 million raised from the Investors pursuant to the Agreement. Watson also agreed to invest an additional $20 million for additional preferred stock of Moksha8, subject to Moksha8’s successful achievement, on or before October 1, 2011, of certain milestones relating to the acquisition of additional third-party products. In connection with its investment, Watson has the right to designate a member of the Moksha8 board of directors.
     The Agreement is a component of a larger transaction pursuant to which certain affiliates of Watson have licensed certain product rights to affiliates of Moksha8 for use in Brazil and Mexico. Under this arrangement, affiliates of Watson will manufacture and supply selected products to Moksha8, which will have exclusive rights to market, sell and distribute these products in Brazil and Mexico. Watson affiliates will continue to own all marketing authorizations for these products in Brazil and Mexico, and Moksha8 will be responsible for all related sales, marketing & commercialization expenses. The initial licensing and supply transaction includes approximately one dozen product candidates, and contemplates the expansion of the relationship to include additional products in the future.
     Watson’s and Moksha8’s joint news release announcing the transaction is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit

99.1	Joint Press Release issued by Watson Pharmaceuticals, Inc. and Moksha8, Inc. on October 4, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2010	WATSON PHARMACEUTICALS, INC.
	By:	/s/ David A. Buchen
		Name:	David A. Buchen
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Joint Press Release issued by Watson Pharmaceuticals, Inc. and Moksha8, Inc. on October 4, 2010.